Exhibit 10.4

AMENDMENT NO. 2 TO THE

VIZIO, INC.

2007 INCENTIVE AWARD PLAN, AS AMENDED

This Amendment No. 2 (“Amendment”) to the VIZIO, Inc. 2007 Incentive Award Plan, as amended (the “Plan”), is adopted by the Board of Directors (the “Board”) of VIZIO, Inc., a California corporation (the “Company”), effective as of October 29, 2010. Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A. Section 12.1 of the Plan provides that the Board may amend or modify the Plan at any time.

B. The Board believes it to be in the best interest of the Company and its shareholders to adopt the following amendment to provide that the terms and conditions relating to the vesting, forfeiture and restrictions of any Restricted Stock Award granted under the Plan to Mr. William Wang shall be modified, amended or waived only as set forth in this Amendment.

AMENDMENT

1. Definitions. The following new sections shall be added to Section 1.1 of the Plan:

(jj) “Independent Approval” means approval by: (A) a majority of the Independent Members of the Board, or (B) if there are no Independent Members of the Board, more than 50% of the combined voting power of the Company’s then outstanding voting securities held by Independent Shareholders.

(kk) An “Independent Member of the Board” means a member of the Board (excluding Mr. William Wang) who is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act (determined without regard to whether the Company is subject to the Exchange Act).

(ll) An “Independent Shareholder” means a shareholder of the Company (excluding Mr. William Wang, any shareholder who is a member of the family of Mr. William Wang, or any shareholder who is directly or indirectly, through one or more intermediaries, controlled by Mr. William Wang or a member of the family of Mr. Wang). For purposes of this Section 1.1(ll), (A) “family” means “family” as defined in Code Section 267(c)(4), applied as if the family of an individual includes the spouse of any member of the family, and (B) “control,” with respect to a person other than an individual, means the power to exercise a controlling influence over the management or policies of such person.

2. Awards to Mr. Wang. The following new Section 12.3 shall be added to the Plan:

12.3 Awards to Mr. Wang. Notwithstanding any other provision of the Plan or any Restricted Stock Award Agreement to the contrary, (i) the terms and conditions relating to the vesting, forfeiture or restrictions of any Restricted Stock Award granted under the Plan to Mr. William Wang shall not be modified, amended or waived in a manner that benefits Mr. William Wang (other than as required to make such Restricted Stock Awards compliant with applicable law) without Independent Approval, and (ii) Sections 1.1(jj), 1.1(kk), and 1.1(ll) and this Section 12.3 shall not be modified, amended or waived without Independent Approval.

* * * * *

I hereby certify that this Amendment was duly adopted by the Board of Directors of VIZIO, Inc. on October 29, 2010.

Executed this 29th day of October, 2010.

VIZIO, INC.

/s/ Rob Brinkman
Name:	Rob Brinkman
Title:	Assistant Secretary

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